DraftKings Reports Fourth Quarter Revenue of $855 Million; Raises 2023 Revenue Guidance Midpoint to $2.95 Billion and Improves 2023 Adjusted EBITDA Guidance Midpoint to ($400) Million

Expects to Exit Fiscal Year 2023 With More Than $700 Million in Cash and Generate Positive Adjusted EBITDA in Fiscal Year 2024

Boston, MA – February 16, 2023— DraftKings Inc. (Nasdaq: DKNG) (“DraftKings” or the “Company”) today announced its fourth quarter and fiscal year 2022 financial results. The Company also posted a letter to shareholders and an earnings presentation on the Investor Relations section of its website at investors.draftkings.com.

Fourth Quarter 2022 Highlights

For the three months ended December 31, 2022, DraftKings reported revenue of $855 million, an increase of 81% compared to $473 million during the same period in 2021 driven primarily by continued customer retention and monetization in existing states, the successful launches of its Sportsbook and iGaming products in additional jurisdictions, and structural sportsbook hold improvement. Revenue and Adjusted EBITDA for the three months ended December 31, 2022 both outperformed the commentary previously provided by DraftKings on November 4, 2022.

"I am very pleased with how we concluded 2022, with continued top-line growth and strong focus on expense management,” said Jason Robins, DraftKings’ Chief Executive Officer and Co-founder. “In the fourth quarter, we grew revenue by 81% versus last year and delivered positive Adjusted EBITDA in October and for the quarter when adjusting for our launch costs in Maryland and Ohio. Moving into 2023, we will continue to drive revenue growth and focus on expense management to accelerate our Adjusted EBITDA growth. We have already taken several actions that resulted in an increase to our revenue guidance and significant improvement in our Adjusted EBITDA guidance.”

“We executed very well in the fourth quarter and drove better than expected sportsbook hold due primarily to our investments in product innovation,” added Jason Park, DraftKings’ Chief Financial Officer. “We are also seeing strong customer retention and improved monetization as promotional intensity declines in our more mature states. We are increasing the midpoint of our fiscal year 2023 revenue guidance to $2.95 billion from $2.9 billion and improving the midpoint of our fiscal year 2023 Adjusted EBITDA guidance from ($525) million to ($400) million. Our fiscal year 2023 Adjusted EBITDA guidance reflects a meaningful slowdown in the growth rate of our fixed costs as we continue to capture efficiency opportunities and optimize our organizational productivity.”

Continued Healthy Growth in Player Retention, Acquisition, and Engagement

•Monthly Unique Payers (“MUPs”) increased to 2.6 million average monthly unique paying customers in the fourth quarter of 2022, representing an increase of 31% compared to the fourth quarter of 2021. This increase reflects strong unique payer retention and acquisition across DraftKings’ Sportsbook and iGaming products as well as the expansion of its Sportsbook and iGaming products into new jurisdictions.

•Average Revenue per MUP (“ARPMUP”) was $109 in the fourth quarter of 2022, representing a 42% increase compared to the same period in 2021. This increase was primarily due to improvement in the Company’s structural sportsbook hold rate and a continued mix shift into DraftKings’ Sportsbook and iGaming products.

•Detailed financial data and other information is available in the financial statements set forth below under the caption “Financial Results.”

Raising 2023 Revenue Guidance and Significantly Improving 2023 Adjusted EBITDA Guidance

•DraftKings is raising its fiscal year 2023 revenue guidance to a range of $2.85 billion to $3.05 billion from the range of $2.8 billion to $3.0 billion, which was previously announced on November 4, 2022. The Company’s updated 2023 revenue guidance range equates to year-over-year growth of 27% to 36%.

•DraftKings is also significantly improving its fiscal year 2023 Adjusted EBITDA guidance. The Company now expects fiscal year 2023 Adjusted EBITDA of between ($350) million and ($450) million compared to its prior fiscal year 2023 Adjusted EBITDA guidance of between ($475) million and ($575) million, which was previously announced on November 4, 2022.

•The Company’s revenue and Adjusted EBITDA guidance for fiscal year 2023 includes all the existing jurisdictions in which it is live plus jurisdictions in which it expects to launch during the guided period, including Massachusetts and Puerto Rico.

Expanded Mobile Sports Betting Footprint

•DraftKings is live with mobile sports betting in 20 states that collectively represent approximately 42% of the U.S. population following the launch of its online Sportsbook product in Maryland on November 23, 2022 and in Ohio on January 1, 2023.

•DraftKings is also live with iGaming in 5 states, representing approximately 11% of the U.S. population.

•DraftKings is live with its Sportsbook and iGaming products in Ontario, Canada, which launched on May 18, 2022. Ontario represents approximately 40% of Canada’s population.

•Massachusetts and Puerto Rico have authorized mobile sports betting and collectively represent approximately 3% of the U.S. population. DraftKings expects to launch its Sportsbook product in these jurisdictions pending licensure and regulatory approvals. Notably, DraftKings was selected for a mobile sports wagering license and found preliminarily suitable in Massachusetts.

•In 2023, 10 states that collectively represent approximately 19% of the U.S. population have either introduced legislation to legalize mobile sports betting or introduced bills that may result in sports wagering referendums during an upcoming election. In addition, 5 states that collectively represent approximately 14% of the U.S. population have either introduced legislation to legalize iGaming or introduced a bill that may result in an iGaming referendum during an upcoming election.

Webcast and Conference Call Details

As previously announced, DraftKings will host a conference call and audio webcast tomorrow, Friday, February 17, 2023, at 8:30 a.m. EDT, during which management will discuss the Company’s results for the quarter and provide commentary on business performance. A question and answer session will follow the prepared remarks.

To listen to the audio webcast and live question and answer session, please visit DraftKings’ investor relations website at investors.draftkings.com. A live audio webcast of the earnings conference call will be available on the Company’s website at investors.draftkings.com, along with a copy of this press release, the Company’s Annual Report on Form 10-K, a slide presentation and a letter to shareholders. The audio webcast will be available on the Company’s investor relations website until 11:59 p.m. EDT on March 14, 2023.

Financial Results

DraftKings’ fourth quarter and full-year 2022 financial results, as well as the financial results for their respective comparative periods, are presented below:

DRAFTKINGS INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except par value)

	December 31, 2022(1)	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$1,309,172	$2,152,892
Cash reserved for users	469,653	476,950
Receivables reserved for users	160,083	51,949
Accounts receivables	51,097	45,864
Prepaid expenses and other current assets	94,836	25,675
Total current assets	2,084,841	2,753,330
Property and equipment, net	60,102	46,019
Intangible assets, net	776,934	535,017
Goodwill	886,373	615,655
Operating lease right-of-use assets	65,957	63,831
Equity method investment	10,080	9,825
Deposits and other non-current assets	155,865	45,377
Total assets	$4,040,152	$4,069,054

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$517,587	$387,737
Liabilities to users	686,173	528,874
Operating lease liabilities, current portion	4,253	12,814
Other current liabilities	38,444	—
Total current liabilities	1,246,457	929,425
Convertible notes, net of issuance costs	1,251,103	1,248,452
Non-current operating lease liabilities	69,332	57,341
Warrant liabilities	10,680	26,911
Long-term income tax liabilities	69,858	79,125
Other long-term liabilities	70,029	49,272
Total liabilities	$2,717,459	$2,390,526
Commitments and contingent liabilities (Note 13)

Stockholders' equity:
Class A common stock, $0.0001 par value; 900,000 shares authorized as of December 31, 2022 and December 31, 2021, respectively; 459,265 and 414,911 shares issued and 450,575 and 407,781 outstanding at December 31, 2022 and December 31, 2021, respectively	45	41
Class B common stock, $0.0001 par value; 900,000 shares authorized as of December 31, 2022 and December 31, 2021; 393,014 shares issued and outstanding at December 31, 2022 and December 31, 2021	39	39
Treasury stock, at cost; 8,690 and 7,130 shares as of December 31, 2022 and December 31, 2021, respectively	(332,133)	(306,614)
Additional paid-in capital	6,750,055	5,702,388
Accumulated deficit	(5,131,801)	(3,753,814)
Accumulated other comprehensive income	36,488	36,488
Total stockholders’ equity	1,322,693	1,678,528
Total liabilities and stockholders’ equity	$4,040,152	$4,069,054
(1) Unaudited.
Due to the timing of the consummation of DraftKings’ acquisition of Golden Nugget Online Gaming, Inc. (“GNOG”) (the “GNOG Transaction”), the above periods, to the extent applicable, exclude GNOG’s operations prior to the closing date of May 5, 2022.

DRAFTKINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except loss per share data)

	Three months ended December 31,		Year ended December 31,
	2022(1)	2021(1)	2022(1)	2021
Revenue	$855,133	$473,325	$2,240,461	$1,296,025
Cost of revenue	485,435	253,182	1,484,273	794,162
Sales and marketing	345,282	278,444	1,185,977	981,500
Product and technology	83,394	69,639	318,247	253,655
General and administrative	173,244	240,816	763,720	828,325
Loss from operations	(232,222)	(368,756)	(1,511,756)	(1,561,617)
Other income (expense):
Interest income (expense), net	10,324	886	18,702	1,957
Gain on remeasurement of warrant liabilities	9,197	32,970	29,396	30,065
Other income (expense), net	(19,866)	11,951	20,700	11,951
Loss before income tax provision (benefit) and loss from equity method investment	(232,567)	(322,949)	(1,442,958)	(1,517,644)
Income tax provision (benefit)	9,714	6,615	(67,866)	8,269
Loss (income) from equity method investments	416	(3,267)	2,895	(2,718)
Net loss attributable to common stockholders	$(242,697)	$(326,297)	$(1,377,987)	$(1,523,195)

Loss per share attributable to common stockholders:
Basic and diluted	$ (0.53)	$ (0.80)	$(3.16)	$(3.78)
(1) Unaudited.
Due to the timing of the consummation of the GNOG Transaction, the above periods, to the extent applicable, exclude GNOG’s operations prior to the closing date of May 5, 2022.

DRAFTKINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Year ended December 31,
	2022(1)	2021
Cash Flows from Operating Activities:
Net loss	$(1,377,987)	$(1,523,195)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	169,252	121,138
Non-cash interest expense	870	2,109
Stock-based compensation expense	578,799	683,293
Gain on remeasurement of warrant liabilities	(29,396)	(30,065)
(Gain) loss from equity method investment	2,895	(2,718)
Gain on marketable equity securities and other financial assets, net	(10,999)	(11,311)
Deferred income taxes	(73,407)	(15,509)
Other expenses, net	(7,268)	—
Change in operating assets and liabilities, net of effect of acquisitions:
Receivables reserved for users	(105,320)	(21,700)
Accounts receivable	2,506	(1,787)
Prepaid expenses and other current assets	(26,217)	(10,078)
Deposits and other non-current assets	(4,921)	(6,458)
Operating leases, net	1,304	(1,059)
Accounts payable and accrued expenses	95,269	167,927
Liabilities to users	152,985	210,932
Long-term income tax liability	(9,267)	13,227
Other long-term liabilities	15,383	5,746
Net cash flows used in operating activities	(625,519)	(419,508)
Cash Flows from Investing Activities:
Purchases of property and equipment	(32,402)	(15,925)
Cash paid for internally developed software costs	(64,030)	(46,542)
Acquisition of gaming licenses	(7,213)	(35,809)
Purchase of marketable equity securities and other financial assets	—	(25,000)
Cash paid for acquisitions, net of cash acquired	(96,507)	(64,970)
Other investing activities, net	(8,614)	(6,776)
Net cash flows used in investing activities	(208,766)	(195,022)
Cash Flow from Financing Activities:
Proceeds from issuance of convertible notes, net	—	1,248,025
Purchase of capped call options	—	(123,970)
Proceeds from exercise of warrants	44	693
Purchase of treasury stock	(25,519)	(17,830)
Proceeds from exercise of stock options	8,743	31,479
Other financing activities	—	416
Net cash flows provided by financing activities	(16,732)	1,138,813

Effect of foreign exchange rates on cash and cash equivalents and restricted cash	—	583
Net increase (decrease) in cash, cash equivalents and restricted cash	(851,017)	524,866
Cash and cash equivalents and restricted cash at the beginning of period	2,629,842	2,104,976
Cash and cash equivalents and restricted cash, end of period	$1,778,825	$2,629,842

Disclosure of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$1,309,172	$2,152,892
Cash reserved for users	469,653	476,950
Total cash, cash equivalents and restricted cash, end of period	$1,778,825	$2,629,842

Supplemental Disclosure of Noncash Investing and Financing Activities:
Investing activities included in accounts payable and accrued expenses	9,155	(3,758)
Equity consideration issued for acquisitions	460,128	33,149
Supplemental Disclosure of Cash Activities:
(Decrease) increase in cash reserved for users	(7,297)	189,232
Cash paid for income taxes, net of refunds	10,366	5,632
(1) Unaudited.
Due to the timing of the consummation of the GNOG Transaction, the above periods, to the extent applicable, exclude GNOG’s operations prior to the closing date of May 5, 2022.

Non-GAAP Financial Measures

This press release includes Adjusted EBITDA, which is a non-GAAP financial measure that DraftKings uses to supplement its results presented in accordance with U.S. GAAP. The Company believes Adjusted EBITDA is useful in evaluating its operating performance, similar to measures reported by its publicly-listed U.S. competitors, and regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any U.S. GAAP financial measure, and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

DraftKings defines and calculates Adjusted EBITDA as net loss before the impact of interest income or expense (net), income tax provision or benefit, and depreciation and amortization, and further adjusted for the following items: stock-based compensation, transaction-related costs, litigation, settlement and related costs, advocacy and other related legal expenses, gain or loss on remeasurement of warrant liabilities, and other non-recurring and non-operating costs or income, as described in the reconciliation below.

DraftKings includes non-GAAP financial measures because they are used by management to evaluate the Company’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA excludes certain expenses that are required in accordance with U.S. GAAP because they are non-recurring items (for example, in the case of transaction-related costs and advocacy and other related legal expenses), non-cash expenditures (for example, in the case of depreciation and amortization, remeasurement of warrant liabilities and stock-based compensation), or non-operating items which are not related to the Company’s underlying business performance (for example, in the case of interest income and expense and litigation, settlement and related costs).

The unaudited table below presents the Company’s Adjusted EBITDA reconciled to its net loss, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP, for the periods indicated:

	Three months ended December 31,		Year ended December 31,
(amounts in thousands)	2022	2021	2022	2021
Net loss	$(242,697)	$(326,297)	$(1,377,987)	$(1,523,195)
Adjusted for:
Depreciation and amortization (1)	48,623	32,538	169,252	121,138
Interest (income) expense, net	(10,324)	(886)	(18,702)	(1,957)
Income tax provision (benefit)	9,714	6,615	(67,866)	8,269
Stock-based compensation (2)	130,161	184,047	578,799	683,293
Transaction-related costs (3)	2,285	10,055	17,315	25,316
Litigation, settlement, and related costs (4)	1,224	1,459	7,010	10,392
Advocacy and other related legal expenses (5)	—	12,713	16,558	40,415
Gain on remeasurement of warrant liabilities	(9,197)	(32,970)	(29,396)	(30,065)
Other non-recurring and non-operating costs (income) (6)	20,284	(15,240)	(16,764)	(9,739)
Adjusted EBITDA	$(49,927)	$(127,966)	$(721,781)	$(676,133)

Due to the timing of the consummation of the GNOG Transaction, the above periods, to the extent applicable, exclude GNOG’s operations prior to the closing date of May 5, 2022.

(1)The amounts include the amortization of acquired intangible assets of $30.0 million and $20.2 million for the three months ended December 31, 2022 and 2021, respectively, and $106.1 million and $80.1 million for the years ended 2022 and 2021, respectively.
(2)Reflects stock-based compensation expenses resulting from the issuance of awards under incentive plans.
(3)Includes capital markets advisory, consulting, accounting and legal expenses related to evaluation, negotiation and integration costs incurred in connection with pending or completed transactions and offerings. For the three months and the years ended December 31, 2022 and 2021, these costs include, among other things, expenses incurred in connection with the GNOG Transaction.
(4)Primarily includes external legal costs related to litigation and litigation settlement costs deemed unrelated to DraftKings’ core business operations.
(5)Includes certain non-recurring and non-ordinary course costs relating to advocacy efforts and other legal expenses in jurisdictions where DraftKings does not operate certain product offerings and is actively seeking licensure, or similar approval, for those product offerings. For the year ended December 31, 2022, those costs primarily related to the Company’s support of Proposition 27 in California. For the year ended December 31, 2021, those costs primarily related to DraftKings’ support of Proposition 27 in California and the Company’s support of the sports betting ballot initiative in Florida. The amounts presented exclude (i) costs relating to advocacy efforts and other legal expenses in jurisdictions where DraftKings does not operate that are incurred in the ordinary course of business and (ii) costs relating to advocacy efforts and other legal expenses incurred in jurisdictions where related legislation has been passed and DraftKings currently operates.
(6)Primarily includes the change in fair value of certain financial assets, as well as the Company’s equity method share of investee’s losses and other costs relating to non-recurring and non-operating items.

Information reconciling forward-looking fiscal year 2023 Adjusted EBITDA guidance to its most directly comparable U.S. GAAP financial measure, net income (loss), is unavailable to DraftKings without unreasonable effort due to, among other things, certain items required for such reconciliations being outside of DraftKings’ control and/or not being able to be reasonably predicted. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with U.S. GAAP, and such forward-looking financial statements are unavailable to the Company without unreasonable effort. DraftKings provides a range for its Adjusted EBITDA forecast that it believes will be achieved; however, the Company cannot provide any assurance that it can predict all of the components of the Adjusted EBITDA calculation. DraftKings provides an Adjusted EBITDA forecast because it believes that Adjusted EBITDA, when viewed with DraftKings’ results calculated in accordance with U.S. GAAP, provides useful information for the reasons noted above. However, Adjusted EBITDA is not a measure of financial performance or liquidity under U.S. GAAP and, accordingly, should not be considered as an alternative to net income (loss) or cash flow from operating activities or as an indicator of operating performance or liquidity.

About DraftKings

DraftKings Inc. is a digital sports entertainment and gaming company created to fuel the competitive spirit of sports fans with products that range across daily fantasy, regulated gaming and digital media. Headquartered in Boston, and launched in 2012 by Jason Robins, Matt Kalish and Paul Liberman, DraftKings is the only U.S.-based vertically integrated sports betting operator. DraftKings' mission is to make life more exciting by responsibly creating the world's favorite real-money games and betting experiences. DraftKings Sportsbook is live with mobile and/or retail sports betting operations pursuant to regulations in 22 states and in Ontario, Canada. The Company operates iGaming pursuant to regulations in 5 states and in Ontario, Canada under its DraftKings brand and pursuant to regulations in 3 states under its Golden Nugget Online Gaming brand. DraftKings' daily fantasy sports product is available in 44 states, certain Canadian provinces and the United Kingdom. DraftKings is both an official daily fantasy and sports betting partner of the NFL, NHL, PGA TOUR and UFC, as well as an official daily fantasy partner of NASCAR, an official sports betting partner of the NBA and an authorized gaming operator of MLB. Launched in 2021, DraftKings Marketplace is a digital collectibles ecosystem designed for mainstream accessibility that offers curated NFT drops and supports secondary-market transactions. In addition, DraftKings owns and operates Vegas Sports Information Network (VSiN), a multi-platform broadcast and content company. DraftKings is committed to being a responsible steward of this new era in real-money gaming with a Company-wide focus on responsible gaming and corporate social responsibility.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including statements about the Company and its industry that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release, including statements regarding guidance, DraftKings’ future results of operations or financial condition, strategic plans and focus, user growth and engagement, product initiatives, the objectives and expectations of management for future operations (including launches in new jurisdictions and the expected timing thereof), and the impact of COVID-19 on the Company’s business and the economy as a whole, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “going to,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “propose,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. DraftKings cautions you that the foregoing may not include all of the forward-looking statements made in this press release.

You should not rely on forward-looking statements as predictions of future events. DraftKings has based the forward-looking statements contained in this press release primarily on its current expectations and projections about future events and trends, including the current macroeconomic environment (including the impact of the COVID-19 pandemic), that it believes may affect its business, financial condition, results of operations, and prospects. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside DraftKings’ control and that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include, but are not limited to, DraftKings’ ability to manage growth; DraftKings’ ability to execute its business plan and meet its projections; potential litigation involving DraftKings; changes in applicable laws or regulations, particularly with respect to gaming; general economic and market conditions impacting demand for DraftKings’ products and services; economic and market conditions in the media, entertainment, gaming, and software industries in the markets in which DraftKings operates; the potential adverse effects of the current macroeconomic environment (including the COVID-19 pandemic), general economic conditions, unemployment and DraftKings’ liquidity, operations and personnel, as well as the risks, uncertainties, and other factors described in “Risk Factors” in DraftKings’ filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that DraftKings makes from time to time with the SEC. The forward-looking statements contained herein are based on management’s current expectations and beliefs and speak only as of the date hereof, and DraftKings makes no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations, except as required by law.

Contacts

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